UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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InfuSystem Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INVESTOR CONTACT:

Pat LaVecchia

Vice Chairman

Info@InfuSystem.com

Tel: (800) 962-9656

MEDIA CONTACT:

Andrew Siegel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

Tel: (212) 355-4449

FOR IMMEDIATE RELEASE

INFUSYSTEM ANNOUNCES THAT LEADING INDEPENDENT PROXY ADVISORY FIRM

GLASS LEWIS RECOMMENDS STOCKHOLDERS REJECT KLEINHEINZ DISSIDENT GROUP’S

EFFORTS TO CALL SPECIAL MEETING

Glass Lewis Recommends Stockholders Revoke Consents

MADISON HEIGHTS, Mich., February 24, 2012– InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading national provider of infusion pumps and related services, today announced that Glass Lewis & Co., a leading independent proxy advisory firm, has recommended that InfuSystem stockholders reject the solicitation of agent designations from Kleinheinz Capital Partners, Meson Capital Partners, Boston Avenue Capital and certain affiliates (the “Kleinheinz Dissident Group”) to call a special meeting for the purpose of replacing the Company’s entire Board of Directors.

Consistent with the recommendation of Glass Lewis, the InfuSystem Board unanimously recommends that stockholders reject the Kleinheinz Dissident Group’s efforts to take control of the Company by disregarding the Kleinheinz Dissident Group’s agent designation card and solicitation materials.

“We’re pleased that Glass Lewis shares our view that a special meeting is unnecessary and has recommended that stockholders revoke their consents,” said Sean McDevitt, Chairman and Chief Executive Officer of InfuSystem. “InfuSystem strongly believes that the Company has the right Board and management team in place to continue executing on its plan and that convening a special meeting is not in the best interests of the Company or its stockholders. Notably, the entire InfuSystem Board will be up for election at the Company’s 2012 annual meeting of stockholders scheduled for May 7, 2012, which makes a special meeting completely unnecessary.”

In its February 24, 2012 report, Glass Lewis stated*:

“In our view, the Company’s policies provide for adequate procedures to allow shareholders to nominate their own director candidates for election at an annual meeting, whether it be on the management ballot card or a separate dissident ballot. Further, we note that the Company has a consistent track record of holding its annual meetings at around the same time each year.”

“[W]e believe that the Dissidents have failed to provide shareholders with a sufficient explanation as to why the Company should hold a separate special meeting to consider the Proposals.”

“[W]e recommend that shareholders REVOKE CONSENT to the written request.”

The InfuSystem Board has unanimously determined that the Kleinheinz Dissident Group’s solicitation is contrary to the best interests of the Company and all InfuSystem stockholders. Accordingly, the Board strongly recommends that stockholders follow Glass Lewis’ recommendation and protect the value of their investment in the Company. Stockholders are urged not to sign any WHITE Agent Designation card that they may receive from the Kleinheinz Dissident Group.

Whether or not stockholders have previously executed a WHITE Agent Designation card and regardless of the number of shares owned, the Board urges stockholders to show their support for the Board by signing, dating and delivering the BLUE Revocation Card, as promptly as possible.

If shares of Common Stock are held of record by a bank, bank nominee, brokerage firm or other institution, only that bank, bank nominee, brokerage firm or other institution can execute the BLUE Revocation Card. Accordingly, stockholders should call the bank, bank nominee, brokerage firm or other institution with instructions to execute the BLUE Revocation Card. Stockholders requiring assistance with this process should call Georgeson, at (212) 440-9800 (banks and brokers) or toll-free at (800) 891-3214 (all others).

*	Permission to use quotations from the Glass Lewis report was neither sought nor obtained.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional Information and Where to Find It

In connection with the solicitation of agent designation revocations, InfuSystem Holdings, Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. InfuSystem and its directors and executive officers may be deemed to be participants in the solicitation of agent designation revocations. Stockholders may obtain additional information regarding such participants and their interests from the definitive proxy statement and from InfuSystem’s periodic reports filed with the SEC. The periodic reports and definitive proxy statement are available, and other relevant documents will be available, at no charge at the web site of the SEC. at www.sec.gov.